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                                                                 EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                                  by and among

                            SFC NEW HOLDINGS, INC.,

                              METZ HOLDINGS, INC.

                                      and

                            THE EARTHGRAINS COMPANY

                                  dated as of

                               November 15, 1999






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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of November 15, 1999 (this "Agreement"), by and among SFC New Holdings Inc., a Delaware corporation (the "Selling Stockholder"), Metz Holdings, Inc., a Delaware corporation (the "Company") and The Earthgrains Company, a Delaware corporation (the "Purchaser").

                  WHEREAS, the Selling Stockholder is the owner of all the outstanding shares of the Company;

                  WHEREAS, on the terms and subject to the conditions set forth herein, the Selling Stockholder desires to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Stockholder, all of the capital stock of the Company;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

         Section 1.1 Purchase and Sale of Shares. Upon the terms and subject to conditions of this Agreement, at the Closing (as defined in Section 1.2 hereof), the Selling Stockholder shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall accept from the Selling Stockholder, all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (referred to herein as "Shares" or "Company Common Stock"), free and clear of any and all Liens, for an aggregate purchase price determined in accordance with Article II of this Agreement.

         Section 1.2 Closing. The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York unless another date or place is agreed to in writing by the parties hereto.



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         Section 1.3 Payment on the Closing Date. Subject to the satisfaction or waiver of all the conditions set forth in Article VI hereof, at the Closing the Purchaser shall pay the Selling Stockholder the Share Purchase Price (as defined in Section 2.1 hereof), less the Escrow Amount (as defined in the Escrow Agreement (as defined in Section 5.12 hereof)) and less any fee(s) previously paid pursuant to Section 5.3 hereof, by wire transfer in immediately available funds to the account or accounts specified by the Selling Stockholder in a written notice delivered to the Purchaser. In addition to the payment of the Share Purchase Price, the Purchaser shall also pay the Accounts Receivable Purchase Price (as defined in Section 2.1 hereof) in accordance with the terms of the Accounts Receivable Purchase Agreement (as defined in Section 5.12 hereof).

         Section 1.4 Deliveries by the Selling Stockholder. At the Closing, the Selling Stockholder shall deliver to the Purchaser:

         (1) A stock certificate or stock certificates representing the Shares, duly endorsed in blank or accompanied by other duly executed instruments of transfer;

         (2) All other documents required to be delivered by the Selling Stockholder on or prior to the Closing Date pursuant to this Agreement;

         (3) Resolutions of the Board of Directors of the Selling Stockholder authorizing the execution, delivery and performance of this Agreement and a certificate of the secretary or assistant secretary of the Selling Stockholder dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect; and

         (4) A "good standing" certificate or telegram for the Company and each active Subsidiary of the Company, and a copy of the Certificate of Incorporation and all amendments thereto (or equivalent document), certified by the Secretary of State of the jurisdiction of incorporation of each such entity, each dated as of a date within five calendar days prior to the Closing Date.

         Section 1.5 Deliveries by the Company. At the Closing, the Company shall deliver to the Purchaser:

         (1) The resignations of the members of the Board of Directors of the Company and each Subsidiary (as defined in Section 3.1 hereof) of the Company;

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         (2) Resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and a certificate of the secretary or assistant secretary of the Company dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, together with copies of the Company's Certificate of Incorporation and Bylaws certified by such secretary or assistant secretary; and

         (3) The stock books, stock ledgers, minute books and corporate seal of the Company; provided that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 1.5(b) if such item has been delivered to, or is otherwise located at, the offices of the Company.

         Section 1.6 Deliveries by the Purchaser. In addition to the payment of the Share Purchase Price (less the Escrow Amount and any fee(s) previously paid pursuant to Section 5.3 hereof) and the Accounts Receivable Purchase Price pursuant to Section 1.3 hereof, at the Closing the Purchaser shall deliver to the Selling Stockholder:

         (1) All other documents required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement; and

         (2) Resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and a certificate of the secretary or assistant secretary of the Purchaser dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, together with copies of the Purchaser's Certificate of Incorporation and Bylaws certified by such secretary or assistant secretary.

                                   ARTICLE II
                                 PURCHASE PRICE

         Section 1.7 Purchase Price and Payment. The purchase price for the Shares (the "Share Purchase Price") shall be an amount equal to $625 million, decreased on the Closing Date dollar-for-dollar by the total consideration paid to Specialty Foods Finance Corporation ("SFFC") at the Closing pursuant to the Accounts Receivable Purchase Agreement (such consideration, the "Accounts Receivable Purchase Price"). As used in this Agreement, the term "Aggregate Purchase Price" shall mean the sum of (i) the Share Purchase Price, as adjusted in accordance with the

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terms of this Section 2.1 and Section 2.2 hereof plus (ii) the Accounts
Receivable Purchase Price.

         Section 1.8 Post-Closing Adjustments. Following the Closing, the following adjustments, if applicable, shall be made in accordance with subsection (c) of this Section 2.2 as follows:

         (1) Accounts Receivable Adjustment.

             (1) The Share Purchase Price shall be increased by the amount, if any, by which the Accounts Receivable Purchase Price is reduced after the Closing pursuant to Section 2.2(a)(ii) of the Accounts Receivable Purchase Agreement; and

             (2) The Share Purchase Price shall be reduced by the amount, if any, by which the Accounts Receivable Purchase Price is increased after the Closing pursuant to Section 2.2(a)(i) of the Accounts Receivable Purchase Agreement.

         (2) Working Capital Adjustment.


             (1) The Selling Stockholder shall pay the Purchaser the amount, if any, that the Working Capital (as defined in Section 2.2(b)(vi) hereof) of the Company as set forth on the Closing Date Balance Sheet (the "Final Working Capital") is less than $(6.6) million. The Purchaser shall pay the Selling Stockholder the amount, if any, that the Final Working Capital exceeds $(1.6) million. Any adjustment made pursuant to this Section 2.2(b)(i) hereof shall be determined in accordance with the procedures set forth in this Section 2.2(b) and shall be referred to herein as the "Final Working Capital Adjustment."

             (2) As promptly as practicable, but in no event later than sixty
     (60) days after the Closing Date, the Purchaser shall, at its expense, cause to be prepared and furnished to the Selling Stockholder an audited balance sheet for the Metz Baking Company and its consolidated Subsidiaries as of the Closing Date (the "Closing Date Balance Sheet"), including a computation of Final Working Capital and a calculation of the post-closing adjustment, if any, required pursuant to Section 2.2(b)(i) hereof (the "Working Capital Adjustment Calculation").

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             (3) The Selling Stockholder and its independent accountants shall have the right to review the books and records and supporting workpapers of the Purchaser for a period of forty-five (45) days after the receipt of the Closing Date Balance Sheet and the Working Capital Adjustment Calculation for the purposes of verifying the Closing Date Balance Sheet and the Working Capital Adjustment Calculation and to present in writing to the Purchaser any objections thereto, setting forth in reasonable detail the specific item on the Closing Date Balance Sheet to which such objection relates and the specific basis for such objection (the "Written Objections"). The Closing Date Balance Sheet and the Working Capital Adjustment Calculation shall be deemed to be acceptable to the Selling Stockholder, and shall become final and binding on all parties, except to the extent that the Selling Stockholder has made a Written Objection thereto within such forty-five (45)-day period. If the Selling Stockholder raises any such objection within such forty-five (45)-day period, then the Selling Stockholder and the Purchaser shall attempt in good faith to resolve any dispute concerning the item or items subject to such objection.

             (4) If the Selling Stockholder and the Purchaser are unable to resolve any such dispute within thirty (30) days (or such longer period as the Selling Stockholder and the Purchaser shall mutually agree in writing) of the Selling Stockholder's delivery of a Written Objection, such dispute shall be resolved by the Independent Accounting Firm (as defined below) acting as arbitrator, and such determination shall be final and binding on the parties; provided that only items specified in the Written Objection shall be subject to adjustment by the Independent Accounting Firm. The Selling Stockholder and the Purchaser shall mutually select a nationally recognized firm of certified public accountants then having no significant ongoing relationship with either the Selling Stockholder or the Purchaser or their respective affiliates, but if the Selling Stockholder and the Purchaser cannot mutually agree on the identity of such firm, then the Selling Stockholder and the Purchaser shall each submit to the other party's independent auditor the name of a national accounting firm other than the firm whose report accompanied the Closing Date Balance Sheet or the Written Objections to the Working Capital Adjustment Calculation and other than any firm that has in the prior two years provided services to the Selling Stockholder, the Purchaser or any of their respective affiliates, and a firm shall be selected by lot from these two firms by the independent auditors of the two parties. The accounting firm selected pursuant to the foregoing procedures shall be referred to as the "Independent Accounting Firm." (If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then an arbitrator qualified under the rules of the American Arbitra-



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     tion Association shall be selected to serve as such, such selection to be according to the above procedures.) The fees and expenses relating to the engagement of the Independent Accounting Firm shall be allocated between the Selling Stockholder and the Purchaser in the same proportion that the aggregate amount of the items unsuccessfully disputed by each party (as Finally Determined (as defined below) by the Independent Accounting Firm) bear to the total amount of all disputed items submitted to the Independent Accounting Firm. Within five (5) days of the submission of the dispute to the Independent Accounting Firm, each of the parties shall submit a written position paper (the "Position Paper") to the Independent Accounting Firm outlining such party's calculations and/or objections that are the subject of dispute. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the Position Papers to it and, in any case, as promptly as practicable after such submission. The determination of the Independent Accounting Firm shall be final and binding on the parties without further right of appeal.

             (5) The Final Working Capital Adjustment shall be equal to (A) the adjustment amount determined in the Working Capital Adjustment Calculation, if no Written Objections are submitted by the Selling Stockholder; (B) any amount agreed upon between the Selling Stockholder and the Purchaser in the event a Written Objection is delivered and the parties resolve such dispute; or (C) the amount determined by the Independent Accounting Firm in the event the procedures in paragraph (iv) above are implemented.

             (6) For purposes of this Section 2.2, "Working Capital" shall mean the Total Current Assets of the Company and its Subsidiaries, on a consolidated basis, less the Total Current Liabilities of the Company and its Subsidiaries, on a consolidated basis. "Total Current Assets" shall be equal to the sum of (A) cash plus (B) trade accounts receivable (including any trade accounts receivable that have been conveyed to SFFC by any Subsidiary of the Company pursuant to the accounts receivable securitization facility) plus (C) inventory plus (D) other current assets plus (E) any amounts paid by the Company prior to the Closing relating to the Incentive Agreements (as defined in Section 5.6(a) hereof). "Total Current Liabilities" shall be equal to the sum of (A) accounts payable plus
     (B) accrued expenses and other current liabilities; provided that any amounts payable pursuant to the Incentive Agreements (as defined in Section 5.6(a) hereof) shall be excluded from the calculation of Total Current Liabilities. Each item used in the determination of "Total Current Assets" and "Total Current Liabilities" shall be determined in a manner



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     consistent with the accounting principles and procedures set forth on Schedule 2.2(b)(vi) of the disclosure schedule delivered by the Company to the Purchaser on or prior to the date of this Agreement, as amended from time to time in accordance with Section 5.14 hereof (the "Disclosure Schedule").

         (3) All adjustments or payments due under this Section 2.2 shall bear interest at the rate of 7% per annum, simple interest, and shall be paid with accrued interest by wire transfer in immediately available funds promptly but in any event no later than five (5) days after any such adjustment becomes final and binding upon the parties (i) in the case of any adjustments made pursuant to clause (a) above, in accordance with the terms of the Accounts Receivable Purchase Agreement and (ii) in the case of the Final Working Capital Adjustment, in accordance with the provisions of Section 2.2(b) hereof.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                     THE COMPANY AND THE SELLING STOCKHOLDER

                  The Company and the Selling Stockholder represent and warrant to the Purchaser as follows:

         Section 1.9 Organization. The Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect (as hereinafter defined).

         As used in this Agreement, the term "Material Adverse Effect" shall mean a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that a Material Adverse Effect shall not include (a) any change or effect relating or due to general economic or industry-wide conditions and (b) any change or effect directly relating to the identity of the Purchaser. As used in this Agreement, the term "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which


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50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person. "Person" shall mean an individual, partnership, joint venture, trust, corporation, unincorporated entity or Governmental Entity.

         Section 1.10 Capitalization.

         (1) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date hereof, (i) 100 shares of Company Common Stock are issued and outstanding and (ii) no shares of Company Common Stock are issued and held in the treasury of the Company. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable and are owned, directly or indirectly, by the Selling Stockholder. Except as set forth on Schedule 3.2(a) of the Disclosure Schedule, there are no existing (i) options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary of the Company, (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company, or (iv) liens, claims, charges, security interests, mortgages, pledges or other restrictions or encumbrances (collectively, "Liens") on the shares of capital stock of the Company.

         (2) Set forth on Schedule 3.2(b) of the Disclosure Schedule is a complete list of (i) each Subsidiary of the Company and its jurisdiction of incorporation or organization, (ii) the number of issued and outstanding shares of each class of capital stock of each Subsidiary and (iii) each jurisdiction in which each Subsidiary is qualified to do business. Except as set forth on
Schedule 3.2(b) of the Disclosure Schedule, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company, free and clear of all Liens.

         Section 1.11 Authorization; Validity of Agreement.

         (1) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated


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hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "Board") and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). (1)

         (2) The Selling Stockholder has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Selling Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Selling Stockholder, and no other corporate proceedings on the part of the Selling Stockholder are necessary to authorize the execution and delivery of this Agreement by the Selling Stockholder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Selling Stockholder and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, is a valid and binding obligation of the Selling Stockholder enforceable against the Selling Stockholder in accordance with its terms, except to the extent such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         Section 1.12 No Violations; Consents and Approvals.

         (1) Neither the execution and delivery of this Agreement by the Company or the Selling Stockholder nor the consummation by the Company or the Selling Stockholder of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws of either the Company or the Selling Stockholder, (ii) except as set forth on Schedule 3.4(a) of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any


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loan or credit agreement, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries or the Selling Stockholder is a party or by which any of them or any of their assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or the Selling Stockholder or any of their respective properties or assets; except in the case of clauses (ii) or (iii) above for such violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect.

         (2) Except as disclosed on Schedule 3.4(b) of the Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any foreign, federal, state, local, municipal, county or other governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or similar entity (including any branch, department or official thereof) (a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company and the Selling Stockholder or the consummation by the Company and the Selling Stockholder of the transactions contemplated hereby, except for (i) any applicable requirements under Competition Laws (as defined in Section 5.3(d) hereof) and (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made is not reasonably likely to have a Material Adverse Effect.

         Section 1.13 Financial Statements. The audited financial statements for Metz Baking Company and its consolidated Subsidiaries for the years ended December 31, 1998 and December 31, 1997, and the unaudited financial statements for Metz Baking Company and its consolidated Subsidiaries for the eight-month period ended August 28, 1999 (the "August 28 Balance Sheet," and collectively, the "Company Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Metz Baking Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of related notes).

         Section 1.14 Absence of Certain Changes. Except as (i) disclosed on
Schedule 3.6 of the Disclosure Schedule, (ii) required by applicable law, by any Material Contract or any plan, contract or agreement set forth on Schedule 3.11(a) or


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Schedule 3.12(a) of the Disclosure Schedule, since August 28, 1999 until the date of this Agreement:

         (1) there has not been any change in the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, that is reasonably likely to have a Material Adverse Effect;

         (2) the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business (as defined in Section 5.1(a) hereof), except where the failure to do so is not reasonably likely to have a Material Adverse Effect;

         (3) the Company and its Subsidiaries have not amended their respective certificates of incorporation or bylaws;

         (4) the Company and its Subsidiaries have not made any capital expenditure or entered into any contract or commitment therefor in excess of $1,000,000, except in the Ordinary Course of Business;

         (5) the Company and its Subsidiaries have not entered into any contract for the purchase of real property or exercised or granted any option to extend any lease listed on Schedule 3.16(b) of the Disclosure Schedule, except in the Ordinary Course of Business;

         (6) the Company and its Subsidiaries have not entered into any contract for the sale of fixed assets or real property, the fair market value of which does not exceed $250,000 individually or $500,000 in the aggregate;

         (7) the Company and its Subsidiaries have not (i) other than in the Ordinary Course of Business, declared, set aside or paid any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) issued, sold, transferred, pledged, disposed of or encumbered any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, or (iii) redeemed, purchased or otherwise acquired directly or indirectly any of their capital stock;

         (8) neither the Company nor its Subsidiaries have (i) except for normal increases in the Ordinary Course of Business or to reflect promotions, granted any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any employee, (ii) except in the Ordinary Course of Business,



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adopted, amended or otherwise increased, or accelerated the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, appreciation right, restricted stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement, or (iii) except in the Ordinary Course of Business, entered into or amended any existing employment or severance agreement with, or granted any severance or termination pay to, any officer, director or employee of the Company or any of its Subsidiaries;

         (9) the Company and its Subsidiaries have not (i) settled or compromised any Action, other than such Actions in which the amount paid in settlement or compromise, including the cost to the Company and its Subsidiaries of complying with any provision of such settlement or compromise other than cash payments did not exceed $250,000, without regard to any amount covered by insurance; or (ii) other than in the Ordinary Course of Business, modified, amended or terminated any Material Contract; or

         (10) the Company and its Subsidiaries have not effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the business of the Company or any of its Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facilities of the business of the Company or any of its Subsidiaries, except, in either case, after fully complying with the notice and other requirements of the WARN Act.

         Section 1.15 Litigation. Except as set forth on Schedule 3.7 of the Disclosure Schedule and except for claims under Environmental Laws (as defined in Section 3.14(e) hereof) (which are the subject of Section 3.14 hereof), there is no suit, claim, action, arbitration, proceeding or investigation (each, an "Action") pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective assets, properties or businesses which if determined adversely to the Company or such Subsidiaries would be reasonably likely to have a Material Adverse Effect.

         Section 1.16 No Undisclosed Liabilities. Except as set forth on
Schedule 3.8 of the Disclosure Schedule or as is not reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries have no liability, commitment or obligation of any kind or any nature required under GAAP applied in a



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manner consistent with past practice to be reflected on a balance sheet, except for such liabilities, commitments or obligations reflected on or reserved against in the August 28 Balance Sheet, or incurred since August 28, 1999 in the Ordinary Course of Business.

         Section 1.17 Compliance with Law.

         (1) Except as set forth on Schedule 3.9(a) of the Disclosure Schedule and except for Environmental Laws (which are the subject of Section 3.14 hereof), the operations of the Company and its Subsidiaries are not being conducted in violation of any law, statute, regulation, award, decision, settlement, judgment, decree, order or injunction of any Governmental Entity (each, an "Order"), except where such violations are not reasonably likely to have a Material Adverse Effect.

         (2) The Company and its Subsidiaries hold all licenses, permits, variances and approvals of Governmental Entities (collectively, "Permits") necessary for the lawful conduct of their respective businesses as currently conducted except for Permits under Environmental Laws (which are the subject of Section 3.14 hereof) and except where the failure to hold such Permits is not reasonably likely to have a Material Adverse Effect.

         Section 1.18 Intellectual Property.

         (1) Schedule 3.10(a) of the Disclosure Schedule sets forth, (i) for the Intellectual Property (as hereinafter defined) owned by the Company or any of its Subsidiaries, a list of all United States and foreign (A) patents and patent applications; (B) trademark registrations and applications (including Internet domain name registrations) and material unregistered trademarks; and (C) copyright registrations and applications, and material unregistered copyrights; and (ii) for the Intellectual Property used by the Company or any of its Subsidiaries, a list of all material United States and foreign licenses relating thereto. As used in this Agreement, "Intellectual Property" shall mean trademarks, service marks, trade names, Internet domain names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); software; databases; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

         (2) Except as set forth on Schedule 3.10(b) of the Disclosure Schedule or as is not reasonably likely to have a Material Adverse Effect:

             (1) the Company and its Subsidiaries own, or possess licenses or other valid rights to use, all of the Intellectual Property necessary in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted and, to the knowledge of the Company, all of the Intellectual Property listed on Schedule 3.10(a) of the Disclosure Schedule is valid and subsisting;

             (2) there are no claims or suits pending or, to the knowledge of the Company, threatened, alleging that the Company's activities or the conduct of the Company's business infringes upon the Intellectual Property of a third-party, or challenging the ownership, validity or enforceability of any Intellectual Property necessary in connection with the conduct of business by the Company and its Subsidiaries as currently conducted; and

             (3) to the knowledge of the Company, no Person is infringing upon any Intellectual Property of the Company or its Subsidiaries.

         (3) Except for the matters set forth on Schedule 3.10(c) of the Disclosure Schedule, as of the Closing Date, all computer software and systems (including hardware, firmware, operating system software, utilities, embedded processors and applications software) used in and material to the business of the Company and its Subsidiaries and owned by the Company or its Subsidiaries will operate during and after the calendar year 2000 to accurately process data (including but not limited to calculating, comparing and sequencing) from, into and between the Twentieth and Twenty-First Centuries, including leap-year calculations ("Year 2000 Compliant"). To the knowledge of the Company, there is no inability on the part of any material supplier, customer, vendor or service provider to ensure that their software and systems are Year 2000 Compliant.

         Section 1.19 Employee Benefit Plans; ERISA.

         (1) Schedule 3.11(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, employment, deferred bonus, retention or divestiture award, profit-sharing, pension, or retirement plan, program, agreement or arrangement or other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee or director or former director of the Company or any of its Subsidiaries (collectively, the "Plans").

         (2) With respect to each Plan, the Company has heretofore made available to the Purchaser true and complete copies of each of the following documents:

             (1) the Plan;

             (2) the most recent annual report and actuarial report, if required under ERISA;

             (3) the most recent Summary Plan Description required under ERISA with respect thereto;

             (4) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

             (5) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         (3) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code (including the Consolidated Omnibus Budget Reconciliation Act of 1985). Since January 1, 1998, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a Tax or penalty imposed by either section 4975 of the Code or section 502(i) of ERISA in an amount which is reasonably likely to be material.

         (4) There are no pending, or to the knowledge of the Company, threatened, claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), except for such claims which are not reasonably likely to have a Material Adverse Effect.

         (5) Each Plan which is an "employee pension benefit plan" within the meaning of section 3(2) of ERISA (but not including any "multiemployer pension plan," as defined in section 3(37) of ERISA) and which is intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code with respect to "TRA" (as defined in Section 1 Rev. Proc. 93-39); to the knowledge of the Company, no event has occurred since the date of such determination that would materially affect such qualification.

         (6) No liability under Title IV of ERISA (other than any liability under or relating to any multiemployer pension plan) has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its Subsidiaries of incurring a liability under such title (other than any liability under or relating to any multiemployer pension plan), other than liability for contributions due in the ordinary course and premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which contributions and premiums have been paid when due).

         (7) With respect to each Plan subject to Title IV of ERISA (other than any multiemployer pension plan), the aggregate present value of the accrued benefits of such Plans, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plans' actuary with respect to such Plans, did not exceed, as of the latest valuation date, the then-current aggregate value of the assets of such Plans allocable to such accrued benefits.

         (8) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as set forth on
Schedule 3.11(a) of the Disclosure Schedule.

         Section 1.20 Material Contracts.

         (1) Schedule 3.12(a) of the Disclosure Schedule lists (x) all of the contracts material to the business of the Company and its Subsidiaries and (y) the following contracts and agreements to which the Company or any of its Subsidiaries is a party to or by which it is bound as of the date of this Agreement (such contracts and agreements described below being "Material Contracts"):

             (1) contracts and agreements for the purchase of inventories by, or for the furnishing of services to, the Company or any of its Subsidiaries that (A) require payments by the Company or its Subsidiaries in excess of $750,000 and (B) have a term ending after the first anniversary hereof and are not terminable by the Company or its Subsidiaries, as the case may be, on notice of one hundred and eighty days or less without penalty;

             (2) contracts and agreements for the sale of inventories, or for the furnishing of services, by the Company or any of its Subsidiaries that
     (A) require payments to the Company or its Subsidiaries in excess of $750,000 and (B) have a term ending after the first anniversary of this Agreement and are not terminable by the Company or its Subsidiaries, as the case may be, on notice of one hundred and eighty (180) days or less;

             (3) material sales and distribution contracts and agreements;

             (4) contracts and agreements governing the terms of indebtedness for borrowed money of, or lending by, the Company or its Subsidiaries to third parties in excess of $250,000 principal amount, contracts or agreements governing the terms of "synthetic leases" pursuant to which the Company or its Subsidiaries have financial obligations in excess of $500,000, or contracts pursuant to which the Company or any Subsidiary of the Company has guaranteed (including guarantees by way of acting as surety, co-signer, endorser, co-maker, indemnitor or otherwise) any obligation of any other Person (other than the Company or any Subsidiary of the Company);

             (5) material contracts and agreements between the Company and any of its affiliates;

             (6) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity interests of the Company or its Subsidiaries;

             (7) contracts and agreements entered into since January 1, 1997 providing for the acquisition or disposition of businesses as a going concern that have a value in excess of $1,000,000;

             (8) licenses and agreements relating to Intellectual Property which are material to the Company and its Subsidiaries or which would reasonably be expected to call for aggregate commitments to be paid by or to the Company or its Subsidiaries in excess of $1,000,000 during the term of any such license or agreement;

             (9) leases of personal property with a term extending more than one year from the date of this Agreement and an annual lease payment obligation in excess of $250,000;

             (10) non-competition agreements or agreements that would otherwise limit the ability of the Company to conduct its business in any geographic market; and

             (11) joint venture agreements.

         (2) Except as set forth on Schedule 3.12(b) of the Disclosure Schedule, each (i) Material Contract set forth on Schedule 3.12(a) of the Disclosure Schedule, (ii) Lease set forth on Schedule 3.16(b) of the Disclosure Schedule,
(iii) license to use Intellectual Property set forth on Schedule 3.10(a) of the Disclosure Schedule and (iv) collective bargaining or other union agreement set forth on Schedule 3.15 of the Disclosure Schedule is in full force and effect and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such agreement, except for such failures to be in full force and effect or defaults which are not reasonably likely to have a Material Adverse Effect.

         Section 1.21 Tax Matters.

         (1) Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, all Returns (as defined in Section 3.13(e) hereof) required to be filed or extended with any taxing authority by, or with respect to, the Company and its Subsidiaries (since the date they became Subsidiaries of the Company) have been filed or extended in accordance with all applicable laws, and the Company and its Subsidiaries (since the date they became Subsidiaries of the Company) have timely paid all Taxes shown as due and payable on the Returns that have been so filed. (1)

         (2) Except as set forth on Schedule 3.13(b) of the Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examination of the Returns have been paid in full or are being challenged in good faith through appropriate proceedings.

         (a) Except as set forth on Schedule 3.13(c) of the Disclosure Schedule, no statute of limitations has been waived with respect to the Taxes of the Company and its Subsidiaries.

         (3) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 3.13 shall cause the Selling Stockholder to be liable for any Taxes for which the Selling Stockholder is not expressly liable pursuant to Section 5.4 hereof.

         (4) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees) applicable to the Company and its Subsidiaries, including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any foreign country, including any state, county or local government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes; and (ii) "Return" shall mean any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

         Section 1.22 Environmental Matters.

         (1) Except as set forth on Schedule 3.14(a) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 3.14(e) hereof), which compliance includes the possession of permits and governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where such non-compliance is not reasonably likely to have a Material Adverse Effect.

         (2) Except as set forth on Schedule 3.14(b) of the Disclosure Schedule, there are no Environmental Claims (as defined in Section 3.14(e) hereof) pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries that are reasonably likely to have a Material Adverse Effect.

         (3) Except as set forth on Schedule 3.14(c) of the Disclosure Schedule, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of the real property currently, or, to the knowledge of the Company, formerly, owned or leased by the Company (the "Real Property") that are reasonably likely to have a Material Adverse Effect.

         (4) The Purchaser acknowledges that (i) the representations and warranties contained in this Section 3.14 are the only representations and warranties being made by the Company with respect to compliance with, or liability or claims under, Environmental Laws or with respect to permits issued or required under Environmental Laws, (ii) no other representation by the Company contained in this Agreement shall apply to any such matters and (iii) no other representation or warranty, express or implied, is being made with respect thereto.

         (5) As used in this Agreement:

             (1) the term "Environmental Claim" means any claim, action, investigation or notice to the Company or its Subsidiaries by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned or operated by the Company or its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

             (2) the term "Environmental Laws" means all federal, state, and local laws and regulations, as in effect and as interpreted as of the date of this Agreement, relating to pollution or protection of the environment, and human health and safety including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, presence, transport or handling of Hazardous Substances; and

             (3) the term "Hazardous Substance" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by any other Environmental Law, or regulated as such under, any Environmental Law, including, but not limited to, petroleum, lead, asbestos, or polychlorinated biphenyls.

         Section 1.23 Labor Matters.

         (1) Schedule 3.15 of the Disclosure Schedule contains a list of all material collective bargaining or other union agreement covering employees of the Company and its Subsidiaries.

         (2) Except as set forth on Schedule 3.15(b) of the Disclosure Schedule, since January 1, 1998, there have been no strikes, disputes, lockouts or work stoppages pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that have had or are reasonably likely to have a Material Adverse Effect.

         Section 1.24 Real Property Matters.

         (1) Schedule 3.16(a) of the Disclosure Schedule contains a complete and correct list of all the real property owned by the Company and its Subsidiaries (the "Owned Real Property"). The Company and its Subsidiaries have good, valid and marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens (as defined in Section 3.16(c) hereof). To the knowledge of the Company, the current use and operation of the Owned Real Property does not violate any instrument of record affecting the Owned Real Property. The Owned Real Property is in compliance with all applicable laws and all licenses, building permits, zoning and variance ordinances, certificates of occupancy and other approvals and authorizations required by any Governmental Entity, except where such non-compliance is not reasonably likely to have a Material Adverse Effect.

         (2) Schedule 3.16(b) of the Disclosure Schedule contains a complete and correct list of all interests of the Company and its Subsidiaries in real property pursuant to leases, licenses or other occupancy or use agreements (collectively, the "Leases"). The Company and its Subsidiaries have good, valid and marketable title to, and is in peaceful undisturbed possession of, the leasehold estate or other interest created under the Leases, free and clear of all Liens other than Permitted Liens. The Company has previously made available to the Purchaser true, correct and complete copies of all Leases, together with all amendments and modifications thereof and supplements thereto. Except as set forth on Schedule 3.16(b) of the Disclosure Schedule or where such default is not reasonably likely to have a Material Adverse Effect, the Company is not in default under any Lease.

         (3) For purposes of this Agreement, "Permitted Liens" means (i) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar Liens arising or incurred in the ordinary course of business for sums not yet due and payable or such Liens as are being contested by the Company in good faith and for which reserves have been set up on the August 28 Balance Sheet in accordance with, and to the extent required by, GAAP, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by the Company, (iii) any other covenants, conditions, restrictions, reservations, rights, Liens, easements and other matters affecting title, which do not individually or in the aggregate with other such Liens, materially impair the value or marketability of the property subject to such Lien or materially interfere with use of such property in the conduct of the business of the Company and its Subsidiaries as it is currently being conducted thereon; and
(iv) matters set forth on Schedules 3.16(a) and 3.16(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is a "foreign person" as defined in section 1445 of the Code.

         Section 1.25 Title to Property. Except as set forth on Schedule 3.17 of the Disclosure Schedule, the Company has good, valid and marketable title to, or holds a valid and existing lease or license to use, all of the material properties, contracts, rights and other assets (of every kind, character and description, whether real, personal or mixed) used in the business of the Company and its Subsidiaries as it is currently conducted, in each case, free and clear of all Liens other than Permitted Liens.

         Section 1.26 Condition and Sufficiency of Assets. The buildings, plants, structures, equipment and other assets currently utilized in the operations of the business of the Company and its Subsidiaries are in satisfactory operating condition and repair, except for ordinary wear and tear, and are adequate for the uses to which they are currently being put. The buildings, plants, structures and other assets of the Company and its Subsidiaries are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and are suitable for operation after the Closing in substantially the same manner as conducted prior to the Closing.

         Section 1.27 Insurance. The Company has made available to the Purchaser a true and complete list of all insurance policies owned or held by the Company and its Subsidiaries on the date of this Agreement, which may cover the Company, its assets and operations. As of the date of this Agreement, all such policies are in full force and effect and no written notice of cancellation or termination has been received with respect to any such policy.

         Section 1.28 Products and Warranties. The products manufactured, sold or delivered by the Company prior to the date of this Agreement have been manufactured, sold or delivered in compliance with all applicable laws, ordinances and regulations in effect where such products have been sold at the time of such sale, except for such violations that are not reasonably likely to have a Material Adverse Effect.

         Section 1.29 Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Selling Stockholder is solely responsible for the fees and expenses of DLJ.

         Section 1.30 Interests of Related Persons. Except as set forth in
Schedule 3.22 of the Disclosure Schedule:

         (1) Since January 1, 1998, no director or executive officer of the Selling Stockholder, the Company, or any of their Subsidiaries (i) has any interest in any material property, real or personal, tangible or intangible, of the Company or its Subsidiaries, (ii) to the Company's knowledge, has brought any Action whatsoever against the Company or any of its Subsidiaries or their respective assets, properties or business, (iii) other than in the Ordinary Course of Business, owes any material amount to, or is owed any material amount by, the Company or any of its Subsidiaries, or (iv) owns, directly or indirectly, any debt, equity or other interest or investment in any Person that has (x) had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries (other than arm's length business transactions conducted in the Ordinary Course of Business at substantially prevailing market prices and on substantially prevailing market terms) or (y) directly engaged in competition with the Company or any of its Subsidiaries with respect to the business of the Company or any of its Subsidiaries or any line of the products or services of the Company or any of its Subsidiaries (a "Competing Business") in any market presently served by the Company or any of its Subsidiaries (except for less than ten percent of the outstanding capital stock of any Competing Business).

         (2) There are no agreements, indebtedness, arrangements, understandings, obligations or other rights or obligations in effect between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Subsidiaries, on the other hand, other than employment relationships and the Incentive Agreements.

Section 1.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates, and, for the avoidance of doubt, neither the Company nor any of its affiliates makes any express or implied representation or warranty with respect to the information contained in the Confidential Information Memorandum dated August 1999, including the projections set forth therein, or any projections, forecasts or forward-looking information otherwise provided to the Purchaser.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         The Purchaser represents and warrants to the Company as follows:

         Section 1.32 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing or in good standing would not (x) impair the ability of the Purchaser to perform its obligations hereunder or (y) delay the consummation of the transactions contemplated by this Agreement. The Purchaser has previously delivered to the Company complete and correct copies of its certificate of incorporation and bylaws, in each case as currently in effect.

         Section 1.33 Authorization; Validity of Agreement. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except to the extent such enforcement may be subject to or limited by
(i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         Section 1.34 Consents and Approvals; No Violations.

         (1) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which the Purchaser or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not (x) impair the ability of the Purchaser to perform its obligations hereunder or (y) delay the consummation of the transactions contemplated by this Agreement.

         (2) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except
(i) applicable requirements under Competition Laws and (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not (x) impair the ability of the Purchaser to perform its obligations hereunder or (y) delay the consummation of the transactions contemplated by this Agreement.

         Section 1.35 Financing. The Purchaser has sufficient liquid funds available (through existing credit arrangements or otherwise) to pay the Aggregate Purchase Price and to satisfy and perform its obligations hereunder and under the Accounts Receivable Purchase Agreement.

         Section 1.36 Brokers. Except for Warburg Dillon Read, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser is solely responsible for the fees and expenses of Warburg Dillon Read.

         Section 1.37 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of the Purchaser or any of its affiliates.


                                    ARTICLE V
                                    COVENANTS

         Section 1.38 Interim Operations of the Company. The Company covenants and agrees that, except as (i) expressly contemplated by this Agreement, (ii) disclosed on Schedule 5.1 of the Disclosure Schedule, (iii) required by applicable law, by any Material Contract or any contract or agreement disclosed on Schedule 3.12(a) of the Disclosure Schedule or by any Plan disclosed on
Schedule 3.11(a) of the Disclosure Schedule or (iv) agreed to in writing by the Purchaser, after the date of this Agreement and prior to the Closing:

         (1) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business substantially consistent with past practice (the "Ordinary Course of Business") and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve its properties, business and business organization and the properties, business and business organization of its Subsidiaries intact and maintain existing relations with customers, suppliers and employees;

         (2) the Company and its Subsidiaries shall not amend their respective certificates of incorporation or bylaws;

         (3) the Company and its Subsidiaries shall not make any capital expenditure or enter into any contract or commitment therefor in excess of $1,000,000, except in the Ordinary Course of Business;

         (4) the Company and its Subsidiaries shall not enter into any contract for the purchase or sale of fixed assets or real property the fair market value of which does not exceed $250,000 individually or $500,000 in the aggregate or exercise or grant any option concerning any real property, except in the Ordinary Course of Business;

         (5) the Company and its Subsidiaries shall not create, incur, guarantee or assume any indebtedness for borrowed money (other than money borrowed or advances from affiliates in the Ordinary Course of Business);

         (6) the Company shall not, other than consistent with past practice, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; and neither the Company nor its Subsidiaries shall (i) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

         (7) neither the Company nor its Subsidiaries shall (i) except for normal increases in the Ordinary Course of Business or as required by any amendment to any, or new, collective bargaining agreement to which the Company or its Subsidiaries is, or is to be, a party, or to reflect promotions, grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any employee; (ii) adopt, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock appreciation right, restricted stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (iii) enter into or amend any existing employment or severance agreement with, or, except in the Ordinary Course of Business, grant any severance or termination pay to, any officer, director or employee of the Company or any of its Subsidiaries;

         (8) the Company and its Subsidiaries shall operate, maintain and manage their properties and assets in a manner consistent with the Ordinary Course of Business, and shall maintain insurance coverage with respect to the business of the Company and each Subsidiary of the Company in a manner consistent with the Ordinary Course of Business;

         (9) the Company and its Subsidiaries shall not, except in the Ordinary Course of Business, enter into, amend or terminate, any contract involving a commitment of the Company or any of its Subsidiaries extending for more than one year and involving a total remaining commitment by the Company or any of its Subsidiaries of at least $500,000;

         (10) the Company and its Subsidiaries shall not (i) cancel or waive any claims or rights of the Company or any of its Subsidiaries or settle or compromise any Action, other than such cancellations, waivers, settlements or compromises pursuant to which the amount paid in connection therewith, including the cost to the Company and its Subsidiaries of complying with any provision of such cancellation, waiver, settlement or compromise other than cash payments,
(1) in respect of any such cancellation, waiver, settlement or compromise which occurred prior to the date of this Agreement does not exceed $500,000 in excess of the amount covered by insurance, and (2) in respect of any such cancellation, waiver, settlement or compromise occurring after the date of this Agreement, does not exceed $500,000 in excess of the amount covered by insurance; or (ii) other than in the Ordinary Course of Business, modify, amend or terminate any Material Contract;

         (11) the Company and its Subsidiaries shall not effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the business of the Company or any of its Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facilities of the business of the Company or any of its Subsidiaries, except, in either case, after fully complying with the notice and other requirements of the WARN Act;

         (12) the Company and its Subsidiaries shall not alter or modify their accounting principles or procedures; and

         (13) neither the Company nor its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Company and its Subsidiaries from (i) paying or making regular or special cash dividends or other cash distributions with respect to the Company Common Stock,
(ii) making, accepting, paying, repaying or settling intercompany receivables, payables, loans or advances to, from or with one another or with the Selling Stockholder or any other affiliate or (iii) engaging in any transaction incident to the cash management procedures of the Selling Stockholder and its affiliates, in the case of each of the clauses (i), (ii) or (iii), to the extent consistent with the Company's past practice.

         Section 1.39 Due Diligence Inspection and Reviews; Further Access to Information.

         (1) The Purchaser acknowledges and agrees that it has, prior to its execution of this Agreement, conducted due diligence inspections and reviews of the Company and will bear all of its own costs, expenses and charges incurred in connection with its due diligence inspections and reviews.

         (2) From the date of this Agreement until the Closing, the Company shall afford to the Purchaser and its authorized representatives reasonable access during normal business hours upon reasonable prior notice to all of its books and records and, during such period, the Company shall furnish promptly to the Purchaser such other information concerning its business, properties and personnel as the Purchaser may reasonably request; provided that nothing contained in this Agreement shall require the Company to provide the Purchaser access to any proprietary or confidential information regarding formulas, recipes, ingredient specifications, process information or mixing instructions, or cost information relating to the Company and its operations prior to Closing, the provision of which would be a violation of applicable law. The Purchaser and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company and its Subsidiaries. Until the Closing has occurred, the Purchaser will hold any such information in accordance with the provisions of the confidentiality agreement between the Selling Stockholder and the Purchaser, dated as of August 17, 1999 (the "Confidentiality Agreement"), and will cause such information to be so held by their respective Representatives (as defined in the Confidentiality Agreement). Upon a termination of this Agreement pursuant to Section 7.1 hereof, the Purchaser and its Representatives shall return (and hold confidential) all information provided pursuant to this Section 5.2 and all other Evaluation Material (as defined in the Confidentiality Agreement) pursuant to the procedures set forth in the Confidentiality Agreement.

         Section 1.40 Further Action; Best Efforts; Competition Laws; Non-Refundable Fee.

         (1) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings; provided, however, that such action shall not include any requirement on the part of the Selling Stockholder or the Company or their respective affiliates to expend money (other than routine out-of-pocket expenses), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Person. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         (2) Notwithstanding anything set forth herein to the contrary, the Selling Stockholder and the Purchaser shall, as soon as practicable, but in no event later than five (5) days after the date of this Agreement, file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Without limiting the foregoing, the Purchaser and the Selling Stockholder shall use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to, and to resolve, as promptly as practicable, any objections to the transactions contemplated hereby that may be asserted under, any Competition Law (each as may be required for the consummation of the transactions contemplated by this Agreement). Without limiting the foregoing, each party agrees, if necessary, to negotiate in good faith with any Governmental Entity and to litigate in good faith any judicial action brought by any Governmental Entity through the later of (i) the entry of a decision in the trial court on an application seeking a preliminary injunction to enjoin, in whole or in part, the transactions contemplated herein, and (ii) the date specified pursuant to Section 7.1(f) hereof; provided, however, that in no event shall the Purchaser or the Selling Stockholder be obligated to litigate any such action beyond the date specified pursuant to Section 7.1(f) hereof. Notwithstanding the foregoing, neither the Purchaser nor the Selling Stockholder shall be under any obligation to take any action or accept any settlement with any Governmental Entity with respect to any Competition Laws which would materially impair the economic benefits of the overall transaction to the Purchaser or the Selling Stockholder, as the case may be, as determined by such party acting in good faith and exercising commercially reasonable judgment.

         (3) Non-Refundable Fee. Notwithstanding the Purchaser's compliance with the requirements of this Section 5.3 and notwithstanding anything else contained in this Agreement to the contrary, in the event the transactions contemplated hereby have not been consummated (A) on or prior to February 3, 2000 the Purchaser shall then immediately pay the Selling Stockholder a non-refundable fee of three percent (3%) of the Aggregate Purchase Price and (B) on or prior to March 6, 2000 the Purchaser shall then immediately pay the Selling Stockholder a second non-refundable fee of an additional three percent (3%) of the Aggregate Purchase Price. All payments made pursuant to this Section 5.3(c) shall be (i) made in immediately available funds to the account or accounts specified by the Selling Stockholder in a written notice delivered to the Purchaser and (ii) applied to the amount of the Share Purchase Price payable by the Purchaser at the Closing, if the Closing occurs.

         (4) For purposes of this Agreement, "Competition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the HSR Act.

         (5) To the extent reasonably possible, each party hereto shall promptly inform the other party in advance of any proposed meetings, discussions or other material communications with the FTC, the Antitrust Division or any other Governmental Entity regarding the transactions contemplated hereby (and as soon as practicable following any communication from any such entity), and shall, if practicable, provide the other party with the opportunity to participate in such meetings or discussions. If either party or any of their respective affiliates receives a request for additional information or documentary material from the FTC, the Antitrust Division or any other Governmental Entity with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request. The Purchaser shall advise the Selling Stockholder in respect of any understandings, undertakings or agreements (oral or written) that the Purchaser proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity with respect to the transactions contemplated hereby.

         Section 1.41 Tax Matters.

         (1) Liability for Taxes.

         (1) The Selling Stockholder shall be liable for and shall pay all Taxes
(A) imposed on the Company and its Subsidiaries pursuant to Treas. Reg. ss. 1.1502-6 or any similar provision of foreign, state or local law as a result of the Company and its Subsidiaries having been members of an "affiliated group" (as such term is defined in Section 1504(a) of the Code) that includes the Selling Stockholder or (B) imposed on the Company and its Subsidiaries for any taxable year or period ending on or prior to the Closing Date and, with respect to any taxable year beginning before and ending after the Closing Date (a "Straddle Period"), the portion of such Straddle Period ending on and including the Closing Date; provided, however, that the Selling Stockholder shall not be liable for or pay (I) any Taxes up to the amount of such Taxes that are accrued on the Closing Balance Sheet (as defined in Section 2.2(b) hereof), (II) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of any other relevant Tax law relating to the transactions contemplated by this Agreement, or that result from the Purchaser or any of its affiliates engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a sale of assets of the Company and its Subsidiaries for federal, state, local or other Tax purposes and (III) any Taxes imposed on the Company and its Subsidiaries as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)) to periods after the Closing (Taxes described in items (I) through (III) above, "Excluded Taxes"). The Purchaser and the Selling Stockholder agree that, with respect to any transaction described in item (III) of the preceding sentence, the Company and its Subsidiaries and all Persons related to the Company and its Subsidiaries under Section 267(b) of the Code immediately after the Closing shall treat the transaction for all federal income Tax purposes (in accordance with Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)), and (to the extent permitted) for other income Tax purposes, as occurring at the beginning of the day immediately following the Closing Date. The Selling Stockholder shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that the Selling Stockholder shall not be entitled to any refund or credit that is accrued on the Closing Date Balance Sheet.

         (2) The Purchaser shall be liable for and shall pay (A) all Taxes imposed on the Company and its Subsidiaries for any taxable years or periods beginning after the Closing Date and, with respect to any Straddle

Period, the portion of such Straddle Period beginning after the Closing
Date and (B) Excluded Taxes. Except as otherwise provided herein, the Purchaser shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

         (3) For purposes of paragraphs (a)(i) and (a)(ii) above, whenever it is necessary to determine the liability for Taxes of the Company and its Subsidiaries for a portion of any Straddle Period, the determination of the Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day immediately following the Closing Date, and items of income, gain, deduction, loss or credit of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date; provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on among other relevant factors, factors set forth in Treas. Reg. ss.1.1502-76(b)(1)(ii)(B)) to the portion of the Straddle Period after the Closing Date shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. Notwithstanding the foregoing provisions of this paragraph (a)(iii), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by the Company and its Subsidiaries for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (x) the portion of such property Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (y) the portion of such property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total property Taxes for the Straddle Period minus the amount described in clause (x) of this sentence.

         (4) The Selling Stockholder and the Purchaser agree that the Selling Stockholder makes no representation, warranty or covenant with respect to the Purchaser's or the Company's ability to utilize any net operating loss carryovers, net capital loss carryovers, credits or similar items of the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Selling Stockholder represents and warrants that as of the date of this Agreement, the sum of the Company's Federal net operating loss carryovers and net capital loss carryovers existing as of the date of this Agreement ("NOLs") will not be less than $66.0 million in the aggregate. The Selling Stockholder hereby agrees that if the amount of NOLs existing as of the date of this Agreement is reduced below $66.0 million on or prior to the Final Release Date under the Escrow Agreement as a result of any (A) action taken by the Selling Stockholder, the Company or any of its Subsidiaries on or prior to the last day of the taxable year of the Selling Stockholder in which the Closing occurs (such taxable year, the "Closing Year"), or (B) position taken on the consolidated Return of the Selling Stockholder with respect to the Closing Year, in each case (A) and (B) so as to result in the reduction (other than solely as a result of a deferral of the NOLs attributable to any timing difference of any item of income, gain, loss or deduction) of such amount of NOLs existing as of the date of this Agreement, then the Selling Stockholder shall promptly pay in accordance with subsection
(c) of this Section 5.4 and Article VIII hereof to the Purchaser an amount equal to 38% of such reduction.

         (5) Notwithstanding anything herein to the contrary, the Purchaser shall be liable for and shall pay any real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement, together with any penalties or interest with respect to such Taxes.

         (6) Neither the Purchaser nor the Selling Stockholder, nor any of their respective affiliates, shall make an election described in section 338 of the Code, including section 338(h)(10) or any corresponding election under any other relevant Tax laws for which a separate election is permissible with respect to the transactions contemplated by this Agreement.

         (2) Tax Returns.

             (1) The Selling Stockholder shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Returns that are required to be filed by or with respect to the Company and its

     Subsidiaries for taxable years or periods ending on or before the Closing Date (in the case of Returns required to be filed by or with respect to the Company and its Subsidiaries on a combined, consolidated or unitary basis with the Selling Stockholder or any affiliate thereof other than solely the Company and its Subsidiaries) or due on or before the Closing Date (with respect to other Returns), and in each case the Selling Stockholder shall remit or cause to be remitted any Taxes shown to be due in respect of such Returns, and the Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Returns that are required to be filed by or with respect to the Company and its Subsidiaries and the Purchaser shall remit or cause to be remitted any Taxes shown to be due in respect of such Returns. With respect to Returns to be filed by the Purchaser pursuant to the preceding sentence that relate to the Straddle Period, (x) such Returns shall be filed in a manner consistent with positions taken, elections made or methods used in prior periods in filing such Returns (including, without limitation, any position which would have the effect of accelerating income to periods for which the Selling Stockholder is liable or deferring deductions to periods for which the Company is liable) and (y) such Returns and the workpapers and calculations supporting the Taxes due in respect of such Returns shall be submitted to the Selling Stockholder not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Selling Stockholder, which approval may not be unreasonably withheld, but may in all cases be withheld if such Returns were not prepared in accordance with clause (x) of this sentence. The Selling Stockholder, on the one hand, or the Purchaser, on the other hand, shall pay the other party for the Taxes for which the Selling Stockholder or the Company, respectively, is liable pursuant to Section 5.4(a) hereof but which are payable with any Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by the Selling Stockholder or the Company, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes.

             (2) Neither the Purchaser nor any of its affiliates shall (or shall cause or permit the Company and its Subsidiaries to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Return relating in whole or in part to the Company and its Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Selling Stockholder, which consent may be withheld in the sole discretion of the Selling Stockholder.

             (3) With respect to the taxable period in 1999 on and prior to the Closing Date, the Purchaser shall promptly cause the Company and its Subsidiaries to prepare and provide to the Selling Stockholder a package of tax information materials, including, without limitation, schedules and work papers (the "Tax Package"), required by the Selling Stockholder to enable the Selling Stockholder to prepare and file all Returns required to be prepared and filed by them pursuant to paragraph (b)(i) above. The Tax Package shall be completed in accordance with past practice including past practice as to providing such information, and as to the method of computation as separate taxable income or other relevant measure of income of the Company and each of its Subsidiaries. The Purchaser and the Company shall cause the Tax Package to be delivered to the Selling Stockholder within sixty (60) days after the Closing Date.

         (3) Contest Provisions. The Purchaser and the Company shall promptly notify the Selling Stockholder in writing upon receipt by the Purchaser, the Company or any of its Subsidiaries, or any of their respective affiliates, of notice of any pending or threatened federal, state, or local Tax audits, examinations or assessments which may affect any Tax liability for which the Selling Stockholder is liable pursuant to Section 5.4(a) hereof; provided that failure to comply with this provision shall not affect the Purchaser's rights hereunder, except to the extent such failure impairs the Selling Stockholder's ability to contest any such Tax liabilities.

         The Selling Stockholder shall have the sole right (i) to represent the interests of the Company or any of its Subsidiaries in any Tax audit or administrative or court proceeding relating to (A) taxable periods ending on or before the Closing Date and (B) any of the matters discussed in Section 5.4(a)(v) hereof, and (ii) in connection therewith, to employ counsel of its choice and expense. The Selling Stockholder shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating (in whole or in part) to Taxes of the Company and its Subsidiaries for any period ending on or before the Closing Date. In the case of any Straddle Period, the Selling Stockholder shall be entitled to participate, at its expense, in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of the Purchaser, and at the Selling Stockholder's sole expense, may assume the entire control of such audit or proceeding. Neither the Purchaser nor the Company, nor any of their respective

Subsidiaries and affiliates, may agree to settle any Tax claim which relates to or arises from any Taxes for which the Selling Stockholder is liable pursuant to Section 5.4(a)(i) or Section 5.4(a)(v) hereof without the prior written consent of the Selling Stockholder, which consent shall not be unreasonably withheld.

         (4) Assistance and Cooperation. After the Closing Date, each of the Selling Stockholder and the Purchaser shall (and shall cause their respective affiliates to) reasonably:

             (1) assist the other party in preparing any Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 5.4;

             (2) cooperate fully in preparing for any audits of or disputes with taxing authorities regarding any Returns of the Company and its Subsidiaries; (1)

             (3) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company and its Subsidiaries;

             (4) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company and its Subsidiaries for taxable periods for which the other may have a liability under this
     Section 5.4;

             (5) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

             (6) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Returns or other reports with respect to, Taxes described in paragraph (a)(vi) of this Section 5.4; and

             (7) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.4.

         Section 1.42 Labor Matters. The Purchaser shall cause the Company and its Subsidiaries, after the Closing, to assume and honor without modification the terms of any collective bargaining agreement in effect with any union recognized by the Company or any of its Subsidiaries prior to the Closing.

         Section 1.43 Employee Benefits.

         (1) The Purchaser hereby agrees that individuals who are employed by the Company and the Subsidiaries as of the Closing Date shall remain employees of the Company and the Subsidiaries following the Closing Date. The Purchaser hereby assumes, agrees to honor without modification or contest, and agrees to cause the Company to honor without modification or contest, and to make required payments when due under, all contracts, agreements, arrangements, policies, plans and commitments of the Selling Stockholder or any of its Subsidiaries in effect as of the date hereof which are applicable with respect to any employee, officer, director or executive or former employee, officer, director or executive of the Company or any Subsidiary thereof, including (i) any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date hereof and (ii) those commission, incentive and bonus plans and arrangements set forth on
Schedule 5.6(a) of the Disclosure Schedule (collectively, the "Incentive Agreements"); provided, however, that the Purchaser shall not assume or honor or be required to make any payments under any plans, policies, contracts or agreements providing for equity awards. Neither this Section 5.6 nor any other provision of this Agreement shall limit the ability or right of the Company and its Subsidiaries to terminate the employment of any of their respective employees after the Closing Date (subject to any rights of any such employee pursuant to any contract, agreement, arrangement, policy, plan or commitment).

         (2) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by the Purchaser and its Subsidiaries (including, after Closing, the Company), the Purchaser shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Closing (a "Company Employee") (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to the Purchaser or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit and shall not apply to any non-union or salaried employee plan providing retiree medical or life benefits maintained or contributed to by the Purchaser or any of its Subsidiaries. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. The Purchaser shall also cause each Purchaser Plan (as hereinafter defined below) to waive any preexisting condition which was waived under the terms of any Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. The Purchaser shall recognize any accrued but unused vacation of the Company Employees as of the Closing Date, and the Purchaser shall cause the Company and its Subsidiaries to provide such paid vacation. For purposes of this Agreement, a "Purchaser Plan" shall mean any employee benefit plan, as defined in Section 3(3) of ERISA, or whatever nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of the Purchaser and its Subsidiaries from time to time. (1)

         (3) The Purchaser shall assume all liability for severance pay and similar obligations payable to any Company Employee who is terminated by the Purchaser or the Company, or any of their respective Subsidiaries, on or after the Closing Date.

             (1) Effective as of the Closing Date, Purchaser shall amend one of Purchaser's defined benefit pension plans (the "Transferee Pension Plan") for the benefit of employees of the Company and the Subsidiaries (and their beneficiaries) who participated in the Metz-Mother's Cake & Cookie Company Consolidated Pension Plan (the "Seller Retirement Plan"). Such employees of the Company and the Subsidiaries (and beneficiaries) are referred to hereinafter as the "Retirement Plan Employees"). The Transferee Pension Plan shall (A) recognize for all purposes thereunder the service of the Retirement Plan Employees which was recognized under the Seller Retirement Plan, provided that such service need not be recognized for purposes of benefit accrual until the transfer of assets referred to below and (B) provide, upon such transfer, the benefit liabilities of the Retirement Plan Employees under the Transferee Pension Plan shall in no event be less than their benefit liabilities under the Seller Retirement Plan as of the Closing Date.

             (2) Selling Stockholder shall cause to be transferred from the trust under the Seller Retirement Plan to the trust under the Transferee Pension Plan assets in cash acceptable to Purchaser, the value of which shall be equal to the "accumulated benefit obligation" (as defined in the Statement of Financial Accounting Standards No. 87) attributable to the Retirement Plan

     Employees who are employed by the Company after the Closing
     Date under the Seller Retirement Plan as of the Closing Date (the "Accumulated Benefit Obligation"), plus the amount by which the fair market value of plan assets in the Seller Retirement Plan as of the Closing Date attributable to those Retirement Plan Employees who are employed by the Company after the Closing Date exceeds such Accumulated Benefit Obligation, plus or minus, as the case may be, an additional amount from the Closing Date to the date of transfer calculated at a rate for such period equal to a pro rata portion of the percentage increase or decrease, if any, during such period in the market value of the assets held by the trust under the Seller Retirement Plan on the Closing Date. In no event will the amount transferred exceed the amount with respect to such benefit liabilities which may be transferred under the provisions of section 414(l) of the Code. Such amount shall be reduced by the amount of any benefit payments made with respect to the Retirement Plan Employees after the Closing Date but prior to the date of transfer. The benefit liabilities of the Retirement Plan Employees shall be determined on the basis of the actuarial assumptions for the Seller Retirement Plan as contained in the most recent actuarial report for such Plan as of the date of this Agreement, with the exception of the discount rate, which shall be 7.5%. Such determination shall be made by the actuary for the Seller Retirement Plan, subject to the review of an actuary designated by Purchaser. If the actuaries do not agree on the amount to be transferred, the dispute shall be submitted to an actuary selected by mutual agreement of Selling Stockholder and Purchaser, the fees and expenses of which shall be shared equally by the parties. The decision of such third actuary shall be binding on all parties.

             (3) The transfer of assets referred to above shall take place within 180 days after the Closing Date; provided, however, that in no event shall such transfer take place until the last to occur of the following:
     (i) the Purchaser has furnished to the Selling Stockholder a favorable determination letter from the Internal Revenue Service with respect to the qualification of the Transferee Pension Plan under section 401(a) of the Code and (ii) the receipt by the Purchaser of a favorable determination letter from the Internal Revenue Service with respect to the continued qualification of the Seller Retirement Plan under section 401(a) of the Code and to provide for the transfer of assets and benefit liabilities referred to in this Section 5.6. Notwithstanding anything contained herein to the contrary, no such transfer shall take place until the 31st day following the filing of all required Forms 5310-A in connection therewith.

             (4) Pending the completion of the transfer described in this paragraph, Selling Stockholder and Purchaser shall make arrangements for any required payments to the Retirement Plan Employees from the Seller Retirement Plan. Selling Stockholder and Purchaser shall provide each other with access to information reasonably necessary in order to carry out the provisions of this paragraph.

         (4) The Purchaser acknowledges that for purposes of the plans, agreements and arrangements of the Selling Stockholder or any of its Subsidiaries in effect as of the date hereof which are applicable with respect to any employee, officer, director or executive or former employee, officer, director or executive of the Company or any Subsidiary thereof, the consummation of the transactions contemplated by this Agreement will constitute a "Change in Control" or "Sale" of the Company (as such terms are defined in such plans, agreements and arrangements), provided, however, that nothing set forth herein shall be deemed to render the consummation of the transactions herein a "Change in Control" or "Sale" of the Company for any other purpose. The Purchaser agrees
(i) to cause the Company after consummation of the transactions contemplated by this Agreement to pay all amounts provided under such agreements and arrangements in accordance with their terms, and the Purchaser agrees to guarantee the payment by the Company of all such amounts and (ii) to honor and to cause the Company to honor, all rights and privileges to or with respect to any such plans, agreements and arrangements.

         (5) Except as provided in this Section 5.6, nothing in this Agreement shall limit or restrict in any way the rights of the Purchaser or the Company to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Closing Date.

         (6) The Purchaser agrees to comply with, and shall be responsible for all liabilities or obligations under, the Workers Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder, with respect to all Company Employees from the actions of the Purchaser or the Company following the Closing.

         Section 1.44 Cash Management. The Company and its Subsidiaries participate in the cash management system for the Selling Stockholder and its affiliates and shall continue to so participate in accordance with prior practice until Closing. Accordingly, nothing contained in this Agreement shall prohibit the Company and its Subsidiaries from distributing any cash on hand from time to time to the Selling Stockholder or any of its affiliates.

         Section 1.45 Elimination of Intercompany Accounts. Effective immediately before the Closing, all receivables, payables and loans (collectively, the "Intercompany Accounts") then existing between the Company and any of its Subsidiaries, on the one hand, and the Selling Stockholder, on the other hand, shall be settled by way of a capital contribution in kind (with respect to a net intercompany amount due from the Selling Stockholder to the Company or any of its Subsidiaries) or by way of a dividend in kind (with respect to a net intercompany amount due from the Company or any of its Subsidiaries to the Selling Stockholder). Any such settlement shall be accomplished in the manner reasonably selected by the Selling Stockholder in its sole discretion. None of the actions contemplated by this Section 5.8 shall be taken into account for purposes of calculating the Final Working Capital.
Section 1.1

         Section 1.46 Substitution of Guarantees.

         (1) On or before the Closing Date, the Purchaser shall cause itself to be substituted in all respects for the Selling Stockholder or any affiliate of the Selling Stockholder, and shall cause the Selling Stockholder or any such affiliate to be fully released, in respect of all obligations of Selling Stockholder or any such affiliate under any guarantee, letter of credit, bid bond or performance bond identified on Schedule 5.9 of the Disclosure Schedule (the "Guarantees"). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not be substituted for the Selling Stockholder with respect to the guarantee by the Selling Stockholder of the obligations of Gai's Seattle French Baking Company which may arise under Waters, et al. v. Gai's Seattle French Baking Company, Case No. 95-2-28578-3SEA in the Superior Court of Washington, Kings County (the "Gai's Guarantee"). If, prior to the Closing, the Purchaser is unable to effect such substitution and release with respect to any Guarantee after using its best efforts to do so, the Purchaser shall obtain letters of credit, on terms and from financial institutions reasonably satisfactory to the Selling Stockholder, with respect to the obligations covered by each of the Guarantees for which the Purchaser is unable to effect such substitution and release. As a result of the substitution and release contemplated by the first sentence of this Section 5.9 and/or the letters of credit contemplated by the second sentence of this Section 5.9, the Purchaser shall cause the Selling Stockholder and any affiliates from and after the Closing to cease to have any obligation whatsoever arising from or in connection with the Guarantees, except for obligations (if any) for which the Selling Stockholder or the appropriate affiliate will be fully indemnified pursuant to a letter of credit. Without limiting the foregoing, after the Closing Date, the Purchaser will not, nor shall it permit any of its affiliates to, renew, extend, amend or supplement any loan, contract, lease or other agreement which is covered by a Guarantee without providing the Selling Stockholder with satisfactory evidence that its (or any of its affiliates') Guarantee has been released. Any cash or other collateral posted by the Selling Stockholder or any of its affiliates in respect of any Guarantee shall be delivered to the Selling Stockholder.


         (2) The Purchaser acknowledges that the Selling Stockholder may take any action to cause that one certain Promissory Note, dated February 24, 1997, of United States Bakery in favor of Gai's Seattle French Baking Co., as amended, to be assigned to the Selling Stockholder or its designee, prior to the Closing, and the Purchaser agrees to promptly remit or cause the Company to remit, to the Selling Stockholder any amount, received by the Purchaser or the Company pursuant to such promissory note after the Closing.

         Section 1.47 Release of Liens; No Indebtedness. At or before the Closing, the Selling Stockholder shall cause all Liens which secure the indebtedness of the Selling Stockholder or its affiliates under the Senior Credit Facilities (as defined below) and which encumber the capital stock and assets of the Company and its Subsidiaries to be released, and shall cause all indebtedness for borrowed money of the Company and its Subsidiaries to be repaid in full. For purposes of this Agreement, "Senior Credit Facilities" shall mean
(i) the Amended and Restated Term Loan Agreement, dated as of June 11, 1999, by and among the Selling Stockholder, the various financial institutions named therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent and Collateral Agent, ABN AMRO Bank N.V., as Administrative Agent, and Banque Paribas, as Documentation Agent; and (ii) the Amended and Restated Revolving Credit Agreement, dated as of June 11, 1999, by and among certain Subsidiaries of the Selling Stockholder, the various financial institutions named therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent and Collateral Agent, ABN AMRO Bank N.V., as Administrative Agent, and Banque Paribas, as Documentation Agent. For the avoidance of doubt, it is the intention of both the Purchaser and the Selling Stockholder that at the Closing the Purchaser shall acquire the Company and its Subsidiaries (both active and inactive) free of all indebtedness, liens or encumbrances (other than Permitted Liens). In addition, the Company (on a stand-alone basis) shall not have any debt or liabilities as of the Closing Date.

         Section 1.48 Acquisition Proposals.

         (1) The Company and the Selling Stockholder agree that they shall not, and shall cause their Subsidiaries and shall use their best efforts to cause its affiliates and each of their respective directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and advisors (collectively, "Representatives"), not to, directly or indirectly, solicit, initiate, encourage, or otherwise facilitate, any inquiries or the making of any proposals or offers from, discuss or negotiate with, provide any confidential information or data to, any inquiries, proposals or offers from, any Person (other than the Purchaser) relating to any transaction (including by way of merger, consolidation, business combination or similar transaction involving the Selling Stockholder or any affiliate of the Selling Stockholder) involving the direct or indirect sale or transfer of the Company or any of its Subsidiaries or any of their respective assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company and the Selling Stockholder shall, and shall cause their affiliates and each of their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and the Selling Stockholder shall promptly notify the Purchaser if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with or about the Company or any of its Subsidiaries or any of their respective assets and shall promptly request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries or any of their respective assets to return all confidential information heretofore furnished to such Person by or on behalf of the Selling Stockholder.

         Section 1.49 Additional Agreements. At or before the Closing, each of the Purchaser, the Company and the Selling Stockholder shall execute and deliver
(i) an Accounts Receivable Purchase Agreement substantially in the form of Exhibit A hereto (the "Accounts Receivable Purchase Agreement") and (ii) an Escrow Agreement substantially in the form of Exhibit B hereto (the "Escrow Agreement").

         Section 1.50 Publicity. Neither the Company, the Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange, in which cases the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

         Section 1.51 Supplemental Disclosures. The Selling Stockholder and the Company shall have the right from time to time prior to the Closing Date to supplement the Disclosure Schedule with respect to any matter hereafter arising which, if existing or known by the Company as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule
(a "Disclosure Schedule Update"). Any such supplemental disclosure will be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Article VI hereof have been satisfied so that such supplemental disclosures may not be the basis of a failure to consummate the transactions contemplated hereby; provided, however, that such supplemental disclosures will not be deemed to have cured any breach of any representation or warranty made in this Agreement for the purposes of indemnification pursuant to Article VIII hereof. Section 1.1

         Section 1.52 Retention of and Access to Books and Records.

         (1) For a period of seven (7) years following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements, the Purchaser shall cause the Company to retain all material books and records of the Company relating to the operations of the Company prior to the Closing Date, including, without limitation, books and records (i) relating to Taxes, including, without limitation, accounting and tax records and information pertaining to events occurring prior to the Closing Date, (ii) required to be retained pursuant to obligations imposed by any statute, rule, regulation or pendency of any litigation or other legal proceeding, (iii) relevant and necessary to defend any claim of liability under Section 5.4(a) hereof or (iv) relevant and necessary in connection with the defense or conduct of any litigation, arbitration, audit, settlement proceedings or negotiations with third parties with respect to the pre-Closing conduct, actions or omissions of the Company ("Legal Proceedings") (such books and records of the Company collectively, the "Records").

         (2) From and after the Closing Date and upon reasonable advance notice from the Selling Stockholder setting forth a reasonable purpose for requesting access, the Purchaser shall cause the Company to afford the Selling Stockholder with the opportunity to examine and to make copies of all of the Records. All such information and access by the Selling Stockholder and its employees and representatives shall comply with the Company's security procedures and shall be conducted in a manner which does not unreasonably interfere with the operations of the Company.

                  If originals or copies of any Records, articles, objects or things, are required to respond to legal process in connection with the conduct or defense by the Selling Stockholder of any Legal Proceeding, such party, subject to applicable laws, regulations or agreements (including the attorney-client privilege), shall be permitted to remove the Records, articles, objects or things temporarily from the other party's premises; provided that such party shall return such original documents to such other party as promptly as practicable after such time when such original documents are no longer required in connection with such Legal Proceeding.

         If, in connection with Legal Proceedings, the Selling Stockholder shall require the assistance of the Company's employees, the Purchaser shall cause the Company to provide such employees to the Selling Stockholder as are reasonably required. The Selling Stockholder shall pay the Company's out-of-pocket costs incurred in connection with such use of its employees.

         Section 1.53 Confidentiality. The Purchaser and the Selling Stockholder each agree not to disclose or permit the disclosure for any purpose other than the transactions contemplated hereby of any non-public, confidential or proprietary information furnished to such party by the other party hereto in connection with the transactions contemplated by this Agreement; provided that such disclosure may be made (a) to any person who is an officer, director or employee of such party, or to counsel, accountants and financial advisors to such party solely for their use in evaluating the transactions contemplated by this Agreement, (b) with the prior written consent of the other party or (c) pursuant to a subpoena or court order issued by a court, arbitrator, agency or official of any Governmental Entity.

         Section 1.54 Indemnification of Directors and Officers. Neither the Purchaser nor the Company (nor any of their successors) shall amend, or cause to be amended, any provision in the certificate of incorporation or bylaws of the Company or any of its Subsidiaries if the effect of any such amendment would impair or inhibit any right to indemnification for acts and omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors and officers of the Company and its Subsidiaries.

         Section 1.55 Further Assurances. At any time and from time to time after the Closing Date, the parties hereto agree to (i) furnish upon reasonable request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records, (ii) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records, and (iii) do all such further acts and things, as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

                                   ARTICLE VI
                                   CONDITIONS

         Section 1.56 Conditions to Each Party's Obligation. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of each of the following conditions:

         (1) No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the transactions contemplated by this Agreement or makes such transactions illegal;

         (2) There shall be no order or injunction of a Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement and there shall be no suit, action, proceeding or investigation by a Governmental Entity seeking to restrain, enjoin or prohibit the transactions contemplated by this Agreement;

         (3) The applicable waiting period under the HSR Act shall have expired or been terminated; and

         (4) All authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the transactions contemplated by this Agreement shall have been obtained, except for such authorizations, consents and approvals the failure of which to be obtained is not reasonably likely to have a Material Adverse Effect.

         Section 1.57 Conditions to the Obligation of the Selling Stockholder. The obligation of the Selling Stockholder to effect the transactions contemplated by this Agreement is further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

         (1) The representations and warranties of the Purchaser contained in this Agreement (i) to the extent qualified as to materiality shall be true and correct and (ii) to the extent not so qualified shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect; in the case of each of (i) and (ii), as of the date hereof and at and as of the time of the Closing as if made at and as of such time, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

         (2) The Purchaser shall have performed in all respects its obligations under Section 5.3(b) of this Agreement and shall have performed in all material respects all of its other obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

         (3) The Company shall have received a certificate signed by an executive officer of the Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied;

         (4) The Accounts Receivable Closing (as such term is defined in the Accounts Receivable Purchase Agreement) shall have occurred; and

         (5) The Purchaser shall have entered into the Escrow Agreement.

         Section 1.58 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated hereby are further subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of the following conditions:

         (1) The representations and warranties of each of the Company and the Selling Stockholder contained in this Agreement (i) to the extent qualified as to materiality shall be true and correct and (ii) to the extent not so qualified shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect; in the case of each of (i) and (ii), as of the date hereof and as of the time of the Closing as if made at and as of such time, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

         (2) Each of the Company and the Selling Stockholder shall have performed in all material respects each of their respective obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

         (3) The Purchaser shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied;

         (4) The Company and its Subsidiaries shall not have any outstanding indebtedness for borrowed money, and the capital stock and assets of the Company and its Subsidiaries shall not be encumbered by any Liens; (1)

         (5) At the Closing, the Purchaser shall have received from the Selling Stockholder a certificate or certificates evidencing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all signatures guaranteed and with any requisite stock transfer tax stamps properly affixed thereto; and

         (6) The Company and the Selling Stockholder shall have entered into the Escrow Agreement.


                                   ARTICLE VII
                                   TERMINATION

         Section 1.59 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing occurs:

         (1) By the mutual written consent of the Purchaser and the Selling Stockholder;

         (2) By either the Selling Stockholder or the Purchaser, if any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action (which statute, order, decree, regulation or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or making the transactions contemplated hereby illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable;

         (3) By the Selling Stockholder, in the event of a material breach by the Purchaser of any of the representations and warranties contained in Article IV hereof or of any of the covenants, agreements or other provisions contained in Article V hereof and such breach is not cured within thirty (30) days after receipt by the Purchaser of written notice specifying particularly such breach;

         (4) By the Purchaser, in the event of a material breach by the Selling Stockholder or the Company of any of their respective representations and warranties contained in Article III hereof or of any of the covenants, agreements or other provisions contained in Article V hereof, and such breach is not cured within thirty (30) days after receipt by the Selling Stockholder of written notice specifying particularly such breach;

         (5) By the Selling Stockholder, if the Closing shall not have occurred by the date which is five (5) days after the date on which the waiting period under the HSR Act shall expire or terminate; provided that the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure of the Company or the Selling Stockholder to fulfill any obligation under this Agreement that the Company or the Selling Stockholder is required to fulfill prior to the Closing; and provided, further, that all other closing conditions set forth in Sections 6.1, 6.2 and 6.3 hereof (other than those conditions which by their nature are to be satisfied at the Closing) shall have been satisfied prior to such date; or

         (6) By the Selling Stockholder or the Purchaser, if the Closing shall not have occurred on or prior to the date that is two hundred and twenty-five
(225) days after the date of this Agreement, or on such other date, if any, as the Purchaser and the Selling Stockholder shall agree in writing; provided, however, that the failure of any condition (other than those conditions which by their nature are to be satisfied at the Closing) set forth in Article VI hereof to be satisfied on or prior to such date did not result from the failure by the party seeking to terminate this Agreement (and, if the party seeking to terminate this Agreement is the Selling Stockholder, the Company) to fulfill any obligation under this Agreement, including without limitation the obligations set forth in Section 5.3, that such party is required to fulfill prior to the Closing.

         Section 1.60 Effect of Termination.

         (1) In the event of the termination of this Agreement as provided in
Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Purchaser, the Selling Stockholder or the Company except liabilities with respect to any prior breach; provided that the agreements contained in Section 7.3 and Article IX hereof, and the confidentiality provisions contained in Section 5.2 hereof, shall survive the termination of this Agreement; and provided further that the Confidentiality Agreement shall remain in full force and effect.

         (2) In the event of the termination of this Agreement as provided in
Section 7.1 hereof, the Purchaser shall redeliver, and will cause its agents to redeliver, all documents, workpapers and other materials of the Company and its Subsidiaries relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

         Section 1.61 Non-Refundable Fee; Fees and Expenses.

         (1) Notwithstanding anything herein to the contrary, in the event of termination of this Agreement pursuant to Section 7.1 hereof, the Selling Stockholder shall retain the amount of any non-refundable fee paid pursuant to
Section 5.3(c) hereof and shall have no liability to the Purchaser with respect to any such fee.

         (2) Except for any fees in connection with all filings made under the HSR Act (which such fees shall be borne in full by the Purchaser), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, except that all such expenses incurred by the Company or any of its Subsidiaries shall be paid by the Selling Stockholder.


                                  ARTICLE VIII
                                 INDEMNIFICATION

         Section 1.62 Indemnification by the Selling Stockholder. From and after the Closing, subject to Section 8.4 hereof, the Selling Stockholder shall indemnify and hold harmless the Purchaser, the Company, each of the Company's Subsidiaries and their respective successors, assigns, stockholders, affiliates, directors, officers, employees, agents and advisors (collectively, the "Seller Indemnified Parties") from and against any and all liabilities, commitments or obligations of any kind or nature whatsoever, Actions, losses, deficiencies, expenses (including costs of investigations and defense and reasonable attorneys' and accountants' fees) or damages of any kind or nature whatsoever, whether or not involving a third-party claim (collectively, "Damages") incurred thereby or caused thereto, directly or indirectly, arising out of or resulting from:

         (1) Subject to the limitations set forth in Section 8.3(a) and 8.3(b) hereof, any breach of or inaccuracy in any representation or warranty made by the Selling Stockholder or the Company in this Agreement or any other certificate or document delivered or required to be delivered pursuant to this Agreement;

         (2) Any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of the Selling Stockholder or the Company set forth in this Agreement, including, without limitation, the covenants contained in Sections 5.9 and 5.10 hereof but excluding the covenants contained in Section 5.4 hereof;

         (3) Any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of the Selling Stockholder or the Company set forth in Section 5.4 hereof (other than Section 5.4(a)(v) hereof which is the subject of clause (d) below);

         (4) Any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of the Selling Stockholder or the Company set forth in Section 5.4(a)(v) hereof (provided that 50% of any Damages (as determined in accordance with Section 5.4(a)(v) hereof) payable pursuant to this clause (d) shall be subject to the limitations set forth in Section 8.3(b) hereof);

         (5) Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Selling Stockholder, the Company or any Subsidiary of the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated herein; and

         (6) (i) Waters, et al. v. Gai's Seattle French Baking Company, Case No. 95-2-28578-3 SEA in the Superior Court of Washington, Kings County (ii) Losacco
v. Gai's et al., (iii) that certain Asset Purchase Agreement, by and among Metz Baking Company, SFFB Holdings, Inc., San Francisco French Bread Co., San Francisco Bay Area Equipment and Supply, San Francisco Sourdough Bakeries, Inc., San Francisco Baking Cultures, San Francisco Sourdough Company, Larraburu Bakeries, Inc. and Interstate Brands Corporation, and (iv) that certain Asset Purchase Agreement, by and among United States Bakery, Specialty Foods Corporation, Belsea Holdings, Inc., Gai's Seattle French Baking Company, Langendorf Baking Company of Seattle, Inc., General Bagels Corporation, Oregon French Baking Corporation and Seattle Muffin Company.

         Section 1.63 Indemnification by the Purchaser. From and after the Closing, subject to Section 8.4 hereof, the Purchaser shall indemnify and hold harmless the Selling Stockholder and its respective successors, assigns, stockholders, directors, officers, employees, affiliates, agents and advisors (collectively, the "Purchaser

Indemnified Parties") from and against any and all Damages incurred thereby or caused thereto, directly or indirectly, arising out of or resulting from:

         (1) Any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of the Purchaser set forth in this Agreement, including, without limitation, the covenants contained in Sections 5.3, 5.4, 5.9 and 5.10 hereof; and

         (2) Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Purchaser or any Subsidiary of the Purchaser (or any Person acting on their behalf) in connection with any of the transactions contemplated herein.

         Section 1.64 Limitations on Indemnification Amount.

         (1) The Selling Stockholder shall not be liable for Damages arising in connection with its indemnification obligations under Section 8.1(a) hereof until the amount of Damages incurred by the Seller Indemnified Parties exceeds $5 million in the aggregate. If the aggregate amount of such Damages under
Section 8.1(a) exceeds $5 million, the Selling Stockholder shall be liable for all such Damages in excess of the first $5 million.

         (2) The Selling Stockholder shall have no indemnification obligations pursuant to (i) Section 8.1(a) (other than with respect to any indemnification obligation arising out of any Disclosure Schedule Update) or (ii) Section 8.1(d) (in accordance with its terms), in excess of the Escrow Amount, as adjusted from time to time in accordance with the Escrow Agreement, and the Escrow Amount, as adjusted from time to time in accordance with the Escrow Agreement, shall be the sole source and remedy with respect to any monetary obligation of the Selling Stockholder pursuant to (i) Section 8.1(a) (other than with respect to any indemnification obligation arising out of any Disclosure Schedule Update) or
(ii) Section 8.1(d) hereof (in accordance with its terms).

         Section 1.65 Other Limitations.

         (1) The amount of any Damages suffered by a Seller Indemnified Party or a Purchaser Indemnified Party, as the case may be, shall be reduced by any third-party insurance or other indemnification benefits which such party or any of its Representatives receives in respect of or as a result of such Damages. If any Damages for which indemnification is provided hereunder is subsequently reduced by any third-party insurance or other indemnification benefit, recovery, the amount of the reduction shall be remitted to the Seller Indemnified Party or Purchaser Indemnified Party, as the case may be.

         (2) Any calculation of Damages for purposes of Section 8.1 or 8.2 hereof shall be net of any tax benefit to the Seller Indemnified Party or Purchaser Indemnified Party seeking indemnification pursuant to Section 8.1 or
8.2 hereof, as the case may be (such party seeking indemnification, the "Indemnified Party," and the other party, the "Indemnifying Party").

         (3) No Action for indemnification, reimbursement or any other remedy pursuant to this Article may be brought with respect to breaches of representations and warranties contained herein after the applicable expiration date set forth in Section 9.1(a) hereof; provided, however, that, if, prior to such expiration date, an Indemnified Party shall have notified the Indemnifying Party in writing of a specific Action for indemnification under this Article (only, in the case of third-party claims, if a suit or other Action shall have been commenced in connection with such Action) and such notice identifies the nature of such Action with reasonable specificity, such Indemnified Party shall be entitled to be indemnified with respect to such Action in accordance with this Article notwithstanding the occurrence by such expiration date.

         Section 1.66 Notice and Payment of Claims.

         (1) Notice. Any Indemnified Party shall notify the Indemnifying Party (with reasonable specificity) promptly after it becomes aware of facts supporting an Action for indemnification under this Article, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify any Damages associated with such Action. The failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party's failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder.

         (2) Payment. In the event an Action for indemnification under this Article shall have been Finally Determined (as defined below) (i) in the case of a Seller Indemnified Party, the amount of the related Damages shall be paid solely from the funds comprising the Escrow Amount pursuant to the Escrow Agreement to the Seller Indemnified Party, in immediately available funds in U.S. dollars within two (2) business days after such Final Determination, and (ii) in the case of a Purchaser Indemnified Party, the amount of the related Damages shall be paid by the Purchaser to the Purchaser Indemnified Party, in immediately available funds in U.S. dollars within two (2) business days after such Final Determination. For purposes of this Agreement and the Escrow Agreement, the terms "Finally Determined," "Final Determination" and other similar phrases shall mean with respect to any Action, and the liability for and amount of Damages therefor, when the parties to such Action have so determined by mutual agreement or, if disputed, when a final, non-appealable decision has been rendered in accordance with Article IX hereof.

         (3) Third-Party Claims. In the event that the Indemnifying Party may be required to indemnify an Indemnified Party pursuant to this Article against any Action made or brought by a third-party (a "Third-Party Claim"), indemnification shall be provided in accordance with the following procedures:

             (1) Upon receipt by an Indemnified Party of notice of the commencement of a Third-Party Claim against it, such Indemnified Party shall, if an Action is to be made against the Indemnifying Party under this Article, give notice to the Indemnifying Party of the commencement of such Third-Party Claim as soon as practicable, but in no event later than five
     (5) days after the Indemnified Party shall have been served with process, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its defense of such Third-Party Claim has been materially prejudiced by the Indemnified Party's failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder.

             (2) If a Third-Party Claim is brought against an Indemnified Party and it gives proper notice to the Indemnifying Party of the commencement of such Third-Party Claim, the Indemnifying Party will be entitled (unless the Action involves Taxes in which case defense will be handled as set forth in
     Section 5.4 hereof or unless the Indemnifying Party is also a party to such Third-Party Claim and the Indemnifying Party determines in good faith that joint representation would be appropriate) to assume the control of defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, as long as it conducts such defense, be liable to the Indemnified Party under this Article for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim.

             (3) If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise, discharge or settlement of or admission of liability in connection with such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party's consent (which consent shall not be unreasonably withheld or delayed) unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (if such claim by the Indemnified Party for indemnification is successful) or (B) such settlement does not include terms other than monetary Damages which in the good faith judgment of the Indemnified Party could significantly adversely affect the Company's business operations after the Closing.

         Section 1.67 Tax Consequences. Any payment received by the Purchaser under this Article shall be deemed to be a reduction in the Share Purchase Price.

         Section 1.68 Remedy. The indemnification rights provided by this Article are in addition to, and not in substitution for, the right to seek specific performance or other injunctive relief with respect to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation of the parties hereto set forth in this Agreement; provided, however, that from and after the Closing, except for claims based on fraud, the sole remedy of either party in connection with a breach of representations and warranties in this Agreement or any certificate or document delivered pursuant hereto shall be as set forth in this Article VIII.


                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 1.69 Survival. (a) All of the representations and warranties of the parties contained in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive the Closing until twelve (12) months after the Closing Date, except for the representations and warranties contained in (A) Section 3.2 (Capitalization) hereof which shall survive the execution and delivery of this Agreement and the Closing indefinitely, (B) Sections 3.11 (Employee Benefit Plans; ERISA); 3.13 (Tax Matters); and 3.15 (Environmental Matters) hereof which shall each survive the execution and delivery of this Agreement and the Closing until two (2) years following the Closing Date, and (C)
Section 3.1(c) (Year 2000) hereof which shall survive the execution and delivery of this Agreement and the Closing until ninety (90) days following the Closing Date.

         (1) All of the covenants, agreements, undertakings and obligations of the parties contained in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements, undertakings or obligations is waived in writing by the party or parties entitled to such performance.

         Section 1.70 Amendment; Waiver.

         (1) This Agreement may be amended, modified or supplemented by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         (2) At any time prior to the Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements, covenants or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         Section 1.71 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five (5) business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

         (1) if to the Selling Stockholder, to:

             c/o Specialty Foods Corp.
             520 Lake Cook Road, Suite 100
             Deerfield, Illinois 60015
             Telephone:  (847) 405-5300
             Facsimile:  (847) 405-5310
             Attention:  General Counsel
             with a copy to:

             Skadden, Arps, Slate, Meagher & Flom LLP
             919 Third Avenue
             New York, New York 10022
             Telephone:  (212) 735-3000
             Facsimile:  (212) 735-2000
             Attention:  Eileen Nugent Simon, Esq.

         (2) if to the Purchaser, to:

             The Earthgrains Company
             8400 Maryland Avenue
             St. Louis, Missouri  63105
             Telephone:  (314) 259-7000
             Facsimile:  (314) 259-7029
             Attention:  David Groce, Esq.

             with a copy to:

             Sullivan & Cromwell
             125 Broad Street
             New York, New York  10004
             Telephone:  (212) 558-4048
             Facsimile:  (212) 558-3588
             Attention:  Francis J. Aquila

         Section 1.72 Interpretation.

         (1) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of "Material Adverse Effect" or to imply that such amount, higher or lower amounts, or the term so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for the purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

         (2) References in this Agreement to the "knowledge of the Company" or "known by the Company" shall mean the actual knowledge of Lawrence Benjamin, Robert Fishbune, David Schreibman, Robert Aiken, Allan Swanson, Jody Wilmes, Ken Franklin, Tim Brozovich, Don Knott, Kevin Keegan, Roy Lubetkin, Curt Kaufman, Henry Metz and Mark Martin.

         (3) For purposes of this Agreement, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The terms "hereof," "herein" and "hereto" shall be interpreted to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated. The use of the phrase "reasonable best efforts" in provisions relating to the obligations of the parties to seek required consents and approvals of any Person shall in no event contemplate payment of any amount to such Person that is more than minimal or the incurrence of any liability or the agreement to the modification of any existing obligation or arrangement in a manner that would be adverse in any material respect to any party hereto in order to obtain any such consent or approval. The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The term "affiliate" when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

         Section 1.73 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Any matter disclosed pursuant to any Schedule of the Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement reasonably related thereto but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         Section 1.74 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

         Section 1.75 Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Accounts Receivable Purchase Agreement and the Escrow Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

         Section 1.76 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 1.77 Damages; Specific Performance. From and after the Closing, in no event (including in the case of an arbitration pursuant to Section 9.13 hereof) shall any party hereto be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of this Agreement or the transactions contemplated hereby, including any damages for lost revenues, income, profits or tax benefits, or any other damage or loss resulting from any disruption to the business of the Purchaser or the Company. Further, the parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         Section 1.78 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         Section 1.79 Submission to Jurisdiction. Each of the Selling Stockholder, the Company and the Purchaser hereby irrevocably submit in any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in the City of New York, Borough of Manhattan. The parties hereto waive any and all objections to the laying of venue of any such litigation in such jurisdiction and agree not to plead or claim in any such litigation that such litigation has been brought in an inconvenient forum.

         Section 1.80 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.12.

         Section 1.81 Arbitration. From and after the Closing, the parties hereby agree that any Action arising out of, in connection with, or in relation to, this Agreement (or any other agreement contemplated by or related to this Agreement), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder ( a "Claim"), shall be settled at the request of any party to this Agreement, exclusively by final and binding arbitration conducted in New York, New York. Each of the Purchaser and the Selling Stockholder shall appoint an arbitrator and the arbitrators selected by the Purchaser and the Selling Stockholder shall jointly select another arbitrator who shall be the chair of the tribunal. The final decision regarding the Claim shall be determined by a majority vote of the arbitrators and in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The parties expressly agree that discovery and disclosure of all matters relevant to any Claim shall be made to the extent and in the manner provided by the Federal Rules of Civil Procedure. All questions that may arise with respect to such discovery and disclosure shall be referred to the arbitrators for determination and the arbitrators' determination shall be final and conclusive. The Federal Rules of Evidence shall apply to any proceedings under this Section 9.13. The arbitrators shall determine any Claim hereunder in accordance with the substantive laws of the State of New York. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law or in any court proceedings related to any arbitration under this Section 9.13, no party nor the arbitrators shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the United States Arbitration Act, 9 U.S.C. ss. 1-16, shall govern the arbitration proceedings and the enforcement of this arbitration agreement pursuant to this
Section 9.13 or any award thereunder. The arbitrators' fees and any filing or other fees required by the Commercial Arbitration Rules shall, to the extent required, initially be paid by the party requesting arbitration, but shall be assessed against the party which does not prevail in the arbitration.

         Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending the appointment of the arbitration tribunal. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

         Section 1.82 Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.3(c) HEREOF, THE SELLING STOCKHOLDER AND THE COMPANY DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, AS TO THE COMPANY AND ITS ASSETS AND OPERATIONS. THE SELLING STOCKHOLDER AND COMPANY MAKE NO REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. The Purchaser acknowledges that no other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available to the Purchaser by the Selling Stockholder or the Company or any of their respective representatives or any other information which is not included in this Agreement or the Disclosure Schedule. Neither the Selling Stockholder nor the Company nor any of their respective representatives nor any other Person will have or be subject to any liability to the Purchaser or any of its affiliates or any other Person resulting from the distribution of any such information to, or use of any such information by, the Purchaser, any of its affiliates, agents, accountants, counsel, or other representatives.

         Section 1.83 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and except to the extent necessary to enforce the provisions of Sections 5.6, 5.9 and 5.17 hereof the provisions of this Agreement are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Section 1.1

                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    SFC NEW HOLDINGS, INC.


                                    By: /s/ David Schreibman
                                       ---------------------------------
                                    Name: David Schreibman
                                    Title: Vice President, Secretary and
                                    General Counsel


                                    METZ HOLDINGS, INC.


                                    By: /s/ David Schreibman
                                       ---------------------------------
                                    Name: David Schreibman
                                    Title: Vice President, Secretary and
                                    General Counsel


                                    THE EARTHGRAINS COMPANY


                                    By: /s/ Bryan A. Torcivia
                                       ----------------------------
                                    Name: Bryan A. Torcivia
                                    Title: Vice President Corporate
                                    Planning and Development




ARTICLE I         PURCHASE AND SALE OF SHARES........................................................1

Section 1.1       Purchase and Sale of Shares........................................................1
Section 1.2       Closing............................................................................1
Section 1.3       Payment on the Closing Date........................................................2
Section 1.4       Deliveries by the Selling Stockholder..............................................2
Section 1.5       Deliveries by the Company..........................................................3
Section 1.6       Deliveries by the Purchaser........................................................3

ARTICLE II        PURCHASE PRICE.....................................................................4

Section 2.1       Purchase Price and Payment.........................................................4
Section 2.2       Post-Closing Adjustments...........................................................4

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLING STOCKHOLDER..........8

Section 3.1       Organization.......................................................................8
Section 3.2       Capitalization.....................................................................8
Section 3.3       Authorization; Validity of Agreement...............................................9
Section 3.4       No Violations; Consents and Approvals.............................................10
Section 3.5       Financial Statements..............................................................11
Section 3.6       Absence of Certain Changes........................................................11
Section 3.7       Litigation........................................................................13
Section 3.8       No Undisclosed Liabilities........................................................13
Section 3.9       Compliance with Law...............................................................14
Section 3.10      Intellectual Property.............................................................14
Section 3.11      Employee Benefit Plans; ERISA.....................................................15
Section 3.12      Material Contracts................................................................17
Section 3.13      Tax Matters.......................................................................19
Section 3.14      Environmental Matters.............................................................20
Section 3.15      Labor Matters.....................................................................22
Section 3.16      Real Property Matters.............................................................22
Section 3.17      Title to Property.................................................................23
Section 3.18      Condition and Sufficiency of Assets...............................................23
Section 3.19      Insurance.........................................................................24
Section 3.20      Products and Warranties...........................................................24
Section 3.21      Brokers...........................................................................24
Section 3.22      Interests of Related Persons......................................................24
Section 3.23      No Other Representations or Warranties............................................25

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



ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................................25

Section 4.1       Organization......................................................................25
Section 4.2       Authorization; Validity of Agreement..............................................26
Section 4.3       Consents and Approvals; No Violations.............................................26
Section 4.4       Financing.........................................................................27
Section 4.5       Brokers...........................................................................27
Section 4.6       No Other Representations or Warranties............................................27

ARTICLE V         COVENANTS.........................................................................27

Section 5.1       Interim Operations of the Company.................................................27
Section 5.2       Due Diligence Inspection and Reviews;
                  Further Access to Information.....................................................30
Section 5.3       Further Action; Best Efforts; Competition Laws;
                  Non-Refundable Fee................................................................31
Section 5.4       Tax Matters.......................................................................33
Section 5.5       Labor Matters.....................................................................39
Section 5.6       Employee Benefits.................................................................39
Section 5.7       Cash Management...................................................................43
Section 5.8       Elimination of Intercompany Accounts..............................................43
Section 5.9       Substitution of Guarantees........................................................44
Section 5.10      Release of Liens; No Indebtedness.................................................45
Section 5.11      Acquisition Proposals.............................................................45
Section 5.12      Additional Agreements.............................................................46
Section 5.13      Publicity.........................................................................46
Section 5.14      Supplemental Disclosures..........................................................46
Section 5.15      Retention of and Access to Books and Records......................................47
Section 5.16      Confidentiality...................................................................48
Section 5.17      Indemnification of Directors and Officers.........................................48
Section 5.18      Further Assurances................................................................48

ARTICLE VI        CONDITIONS........................................................................48

Section 6.1       Conditions to Each Party's Obligation.............................................48
Section 6.2       Conditions to the Obligation of the Selling Stockholder...........................49
Section 6.3       Conditions to Obligation of the Purchaser.........................................50

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



ARTICLE VII       TERMINATION.......................................................................51

Section 7.1       Termination.......................................................................51
Section 7.2       Effect of Termination.............................................................52
Section 7.3       Non-Refundable Fee; Fees and Expenses.............................................53

ARTICLE VIII      INDEMNIFICATION...................................................................53

Section 8.1       Indemnification by the Selling Stockholder........................................53
Section 8.2       Indemnification by the Purchaser..................................................54
Section 8.3       Limitations on Indemnification Amount.............................................55
Section 8.4       Other Limitations.................................................................55
Section 8.5       Notice and Payment of Claims......................................................56
Section 8.6       Tax Consequences..................................................................58
Section 8.7       Remedy............................................................................58

ARTICLE IX        MISCELLANEOUS.....................................................................58

Section 9.1       Survival..........................................................................58
Section 9.2       Amendment; Waiver.................................................................59
Section 9.3       Notices...........................................................................59
Section 9.4       Interpretation....................................................................61
Section 9.5       Headings; Schedules...............................................................62
Section 9.6       Counterparts......................................................................62
Section 9.7       Entire Agreement..................................................................62
Section 9.8       Severability......................................................................62
Section 9.9       Damages; Specific Performance.....................................................62
Section 9.10      Governing Law.....................................................................63
Section 9.11      Submission to Jurisdiction........................................................63
Section 9.12      Waiver of Jury Trial..............................................................63
Section 9.13      Arbitration.......................................................................63
Section 9.14      Disclaimer of Warranties..........................................................64
Section 9.15      Assignment........................................................................65

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                                       iv
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                                       v

Exhibits

Exhibit A         Form of Accounts Receivables Purchase Agreement
Exhibit B         Form of Escrow Agreement

                             TABLE OF DEFINED TERMS

Term                                                                                              Page
----                                                                                              ----
Accounts Receivable Purchase Agreement........................................................... 46
Accounts Receivable Purchase Price...............................................................  4
Accumulated Benefit Obligation................................................................... 41
Acquisition Proposal............................................................................. 45
Action .......................................................................................... 13
affiliate ....................................................................................... 62
affiliated group ................................................................................ 33
Aggregate Purchase Price.........................................................................  4
Agreement .......................................................................................  1
Antitrust Division............................................................................... 31
August 28 Balance Sheet.......................................................................... 11
beneficial ownership............................................................................. 62
Board ...........................................................................................  9
Change in Control ............................................................................... 42
Closing .........................................................................................  1
Closing Date ....................................................................................  1
Closing Date Balance Sheet.......................................................................  5
closing of the books basis....................................................................... 34
Closing Year .................................................................................... 35
Code ............................................................................................ 16
Company .........................................................................................  1
Company Common Stock.............................................................................  1
Company Employee ................................................................................ 40
Company Financial Statements..................................................................... 11
Competing Business............................................................................... 24
Competition Laws ................................................................................ 32
Confidentiality Agreement........................................................................ 30
Damages ......................................................................................... 53
Disclosure Schedule..............................................................................  7
DLJ ............................................................................................. 24
employee benefit plan............................................................................ 15
employee pension benefit plan.................................................................... 17
Environmental Claim.............................................................................. 21
Environmental Laws............................................................................... 21
ERISA ........................................................................................... 15
ERISA Affiliate ................................................................................. 16
Escrow Agreement................................................................................. 46

Excluded Taxes ...................................................................................33
Final Determination...............................................................................57
Final Working Capital............................................................................. 4
Final Working Capital Adjustment.................................................................. 5
Finally Determined................................................................................57
foreign person ...................................................................................23
FTC ..............................................................................................31
GAAP .............................................................................................11
Gai's Guarantee ..................................................................................44
Governmental Entity...............................................................................11
Guarantees .......................................................................................44
Hazardous Substance...............................................................................22
herein ...........................................................................................61
hereof ...........................................................................................61
hereto ...........................................................................................61
HSR Act ..........................................................................................31
Incentive Agreements..............................................................................40
include ..........................................................................................61
includes .........................................................................................61
including ........................................................................................61
Indemnified Party ................................................................................56
Indemnifying Party................................................................................56
Independent Accounting Firm....................................................................... 6
Intellectual Property.............................................................................14
Intercompany Accounts.............................................................................43
knowledge of the Company..........................................................................61
Leases ...........................................................................................22
Legal Proceedings ................................................................................47
Liens ............................................................................................ 9
made available ...................................................................................61
Material Adverse Effect........................................................................... 8
Material Contracts................................................................................18
multiemployer pension plan........................................................................17
NOLs .............................................................................................35
Order ............................................................................................14
Ordinary Course of Business.......................................................................27
Owned Real Property...............................................................................22
PBGC .............................................................................................17
Permits...........................................................................................14
Permitted Liens ..................................................................................23

Person .......................................................................................... 8
Plans ...........................................................................................16
Position Paper .................................................................................. 6
Purchaser ....................................................................................... 1
Purchaser Indemnified Parties ...................................................................54
Purchaser Plan ..................................................................................40
qualified .......................................................................................17
Real Property ...................................................................................21
reasonable best efforts .........................................................................61
Records .........................................................................................47
Representatives .................................................................................45
Retirement Plan Employees .......................................................................41
Return ..........................................................................................20
Sale ............................................................................................42
Seller Indemnified Parties ......................................................................53
Seller Retirement Plan ..........................................................................41
Selling Stockholder ............................................................................. 1
Senior Credit Facilities ........................................................................45
SFFC ............................................................................................ 4
Share Purchase Price ............................................................................ 4
Shares .......................................................................................... 1
single employer .................................................................................16
Straddle Period .................................................................................33
Subsidiary ...................................................................................... 8
synthetic leases ................................................................................18
Tax Package .....................................................................................37
Taxes ...........................................................................................20
Third-Party Claim ...............................................................................57
Total Current Assets ............................................................................ 7
Total Current Liabilities ....................................................................... 7
TRA .............................................................................................17
Transferee Pension Plan .........................................................................41
WARN Act ........................................................................................13
without limitation ..............................................................................61
Working Capital ................................................................................. 7
Working Capital Adjustment Calculation .......................................................... 5
Written Objections .............................................................................. 5
Year 2000 Compliant .............................................................................15

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